Exhibit 10.1

AMENDMENT NO. 1 AND CONSENT

THIS AMENDMENT NO. 1 AND CONSENT, dated as of June 6, 2006 (this “Amendment”), of that certain Credit Agreement referenced below is by and among MILLIPORE CORPORATION, a Massachusetts corporation (the “Company” or the “Domestic Borrower”) and the other Borrowers, Guarantors and Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent for and on behalf of the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a €430 million revolving credit facility has been established in favor of the Company and certain of its subsidiaries pursuant to the terms of that certain Credit Agreement dated as of December 15, 2005 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among (i) the Company, as domestic borrower, (ii) Millipore Ireland B.V., a limited liability company existing under the laws of the Netherlands, Millipore Cork, an unlimited company existing under the laws of Ireland, Millipore SAS, a limited liability company existing under the laws of France, as foreign borrowers, (iii) the Company and certain of its subsidiaries, as guarantors, (iv) the lenders identified therein, and (v) Bank of America, N.A., as administrative agent;

WHEREAS, the Company intends to acquire (the “Acquisition”), by way of merger (the “Merger”), one hundred percent (100%) of the capital stock of Serologicals Corporation, a Delaware corporation (the “Subject Company”), pursuant to the terms of that Agreement and Plan of Merger dated as of April 25, 2006 (as amended and modified, the “Merger Agreement”) among the Company, Charleston Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and the Subject Company;

WHEREAS, consideration for the Acquisition, including cash-out of all equity-based awards and assumption of convertible debentures and existing indebtedness, will be approximately US$1.47 billion;

WHEREAS, in order to finance the Acquisition, the Company intends to consider, among other things, the issuance of indebtedness in the capital markets in the form of unsecured convertible notes (the “MIL Convertible Notes”) or other debt securities (the “Additional Notes” and, together with the MIL Convertible Notes, the “Serologicals Acquisition Debt”);

WHEREAS, the Company has requested consent to certain amendments of the Credit Agreement to permit the Acquisition and the Serologicals Acquisition Debt and to make certain other modifications to the Credit Agreement;

WHEREAS, the Lenders have agreed to the requested consent and modifications on the terms and conditions set forth herein and have directed the Administrative Agent to enter into this Amendment on their behalf;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Consent. Notwithstanding provisions to the contrary in the Credit Agreement, consent is hereby given for the exclusion of the effects of the Serologicals Acquisition Debt from the financial covenants in Section 8.02 of the Credit Agreement until the earlier of (a) consummation of the Acquisition or (b) September 30, 2006.

2. Amendments to Credit Agreement Effective Prior to Consummation of Acquisition. Subject to the terms and conditions set forth herein, the Credit Agreement is amended in the following respects:

2.1. In Section 1.01 (Definitions), the following definitions are amended and restated in their entirety or added, as appropriate, to read as follows:

“Additional Notes” has the meaning provided in Section 8.01(j).

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP but excluding, for purposes hereof, interest expense attributable to the Serologicals Acquisition Debt until the earlier of (a) consummation of the Permitted Serologicals Acquisition, or (b) September 30, 2006. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Total Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP; but excluding, for purposes hereof, the Serologicals Acquisition Debt until the earlier of (a) consummation of the Permitted Serologicals Acquisition, or (b) September 30, 2006.

“Merger Agreement” has the meaning provided in the definition of Permitted Serologicals Acquisition.

“MIL Convertible Notes” has the meaning provided in Section 8.01(j).

“Permitted Serologicals Acquisition” means the acquisition, by merger or otherwise, of one hundred percent (100%) of the Capital Stock of Serologicals pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 25, 2006, as amended, modified and supplemented, by and among the Company, Charleston Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and Serologicals; provided that (a) material amendments, modifications and supplements to the Merger Agreement that are adverse to the Lenders shall be reasonably acceptable to the Administrative Agent and the Lenders, and (b) total purchase consideration therefor (including cash-out of equity-based awards and assumed convertible debentures and indebtedness) is not more than US$1.5 billion.

“Senior Parity Debt” has the meaning provided in the definition of Permitted Liens.

“Serologicals” means Serologicals Corporation, a Delaware corporation.

“Serologicals Acquisition Debt” has the meaning provided in Section 8.01(j).

2.2 In Section 1.01 (Definitions), the following definitions are amended as follows:

(a) In the definition of “Permitted Acquisition” there shall be inserted immediately prior to the lead-in clause that reads “any Acquisition of a controlling interest in another Person by a member of the Consolidated Group that satisfies the following conditions” the text “(i) the Permitted Serologicals Acquisition and (ii)”.

(b) In the definition of “Permitted Liens”, clauses (b) through (q) shall be relabeled as (c) through (r), respectively, and a new clause (b) shall be added to read as follows:

(b) Liens to secure other senior parity indebtedness of the Company permitted hereunder (not including subordinated indebtedness or indebtedness convertible into subordinated indebtedness or equity interests) (“Senior Parity Debt”); provided that (i) such Liens are on some or all of the same collateral that secures the Loans and obligations hereunder, (ii) the loans and obligations under the Senior Parity Debt and the Loans and obligations hereunder shall share pari passu in the collateral that is subject to such Liens, and (iii) an intercreditor agreement shall have been executed in respect of the collateral, or the collateral documents shall otherwise include intercreditor provisions, reasonably acceptable to the Administrative Agent and the Required Lenders;

2.3 In Section 6.02 (No Material Adverse Effect), the text “the date of the most recent annual audited financial statements referenced in Section 6.01(a)” is deleted and replaced with the text “December 31, 2005”.

2.4 In Section 7.11 (Guarantors), a new subsection (c) is added to read as follows:

(c) In addition, the Company will cause any member of the Consolidated Group that guarantees the Serologicals Acquisition Debt to promptly join as a Guarantor hereunder in accordance with the joinder provisions of subsection (a) or (b) above, as appropriate.

2.5 In Section 8.01 (Indebtedness), the word “and” at the end of subsection (i) is deleted, subsection (j) is relabeled as (k) and a new subsection (j) is added to read as follows:

(j) Indebtedness of the Company to finance the Permitted Serologicals Acquisition, including indebtedness in the form of unsecured convertible notes (the “MIL Convertible Notes”) or other debt securities (the “Additional Notes”) and renewals, refinancings and extensions thereof without any increase in the principal amount being so renewed, refinanced or extended (plus accrued and unpaid interest thereon), and guaranties thereof by other members of the Consolidated Group (together, the “Serologicals Acquisition Debt”); and

2.6 In Section 8.08 (Restricted Payments), the word “and” at the end of subsection (c) is deleted, subsection (d) is relabeled as subsection (e) and a new subsection (d) is added to read as follows:

(d) so long as no Default or Event of Default (other than Defaults or Events of Default described in Section 9.01(l)) shall exist immediately before or immediately after giving effect thereto, the Company may make payments (whether in cash, securities or other property) for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Serologicals Acquisition Debt; and

2.7 In Section 8.11 (Limitation on Restricted Actions), the word “and” immediately following the text “and the other Credit Documents” is deleted and replaced with “,” and “and (iii) the Serologicals Acquisition Debt” is inserted immediately before the period at the end of such Section.

2.8 Schedules 6.14 and 7.06 to the Credit Agreement are amended and restated in their entirety to read as Schedules 6.14 and 7.06 attached hereto, respectively.

3. Amendments to Credit Agreement Effective Upon Consummation of Acquisition. Subject to the terms and conditions set forth herein, the Credit Agreement is amended in the following respects:

3.1. In Section 1.01 (Definitions), the following definitions are amended and restated in their entirety or added, as appropriate, to read as follows:

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Debt Rating, it being understood that the Applicable Percentage for (a) Base Rate Loans shall be the percentage set forth under the column entitled “Applicable Percentage for Base Rate Loans”, (b) Eurocurrency Rate Loans shall be the percentage set forth under the column entitled “Applicable Percentage for Eurocurrency Rate Loans (Domestic Revolving Loans and Foreign Revolving Loans) and Domestic Letter of Credit Fees”, (c) Domestic Letter of Credit Fees shall be the percentage set forth under the column entitled “Applicable Percentage for Eurocurrency Rate Loans (Domestic Revolving Loans and Foreign Revolving Loans) and Domestic Letter of Credit Fees” and (d) the Commitment Fee shall be the percentage set forth under the column entitled “Commitment Fee”:

Pricing Level	Debt Rating	Applicable Percentage for Eurocurrency Rate Loans (Domestic Revolving Loans and Foreign Revolving Loans) and Domestic Letter of Credit Fees	Applicable Percentage for Base Rate Loans	Commitment Fee
I	Better than BBB+ and Baa1	0.225%	0%	0.0675%
II	BBB+ and Baa1	0.275%	0%	0.0825%
III	BBB and Baa2	0.350%	0%	0.1050%
IV	BBB- and Baa3	0.450%	0%	0.1350%
V	BB+ and Ba1	0.600%	0%	0.1800%
VI	BB and Ba2	0.850%	0%	0.2550%
VII	BB- and Ba3 or worse	1.500%	0%	0.6000%

The numerical classification set forth under the column “Pricing Level” shall be established based on the Debt Rating by S&P and Moody’s (collectively, the “Rating Services”); provided that

(i) in the case of a split rating, (A) where the assigned Debt Rating is BBB- or better by S&P and Baa3 or better by Moody’s (an “Investment Grade Rating”), then the applicable pricing level shall be determined by reference to the better of the ratings, and (B) where the assigned Debt Rating is not an Investment Grade Rating, then the “Applicable Percentage” shall be determined based on an average of the corresponding pricing levels therefor;

(ii) if either Rating Service ceases to assign a Debt Rating for the Loans and credit facilities under this Credit Agreement, the applicable pricing level shall be determined by reference to the Debt Rating for the Loans and credit facilities under this Credit Agreement assigned by the remaining Rating Service; and

(iii) if both Rating Services cease to assign a Debt Rating for the Loans and credit facilities under this Credit Agreement, the applicable pricing level shall be based on the Company’s issuer rating as determined by the Ratings Services, and if no issuer rating is available, then the applicable pricing level shall be determined by reference to the worst rating (Pricing Level VII) shown in the pricing grid.

Any change in the applicable pricing level shall be effective from the date of change in the Debt Rating and shall be effective as to all Loans and Credit Extensions, existing and prospective, from the date of such change. The Company shall notify the Administrative Agent of any change in the Debt Rating by either of the Ratings Services within five (5) Business Days of such change.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP and (iv) non-recurring charges relating to the Permitted Serologicals Acquisition in an aggregate amount not to exceed US$50 million (the “Serologicals Restructuring Charges”); provided that, for purposes hereof, Consolidated EBITDA shall exclude (w) all non-cash non-recurring charges otherwise deducted (other than non-cash charges arising from the write-off of current assets, but including as a deduction to Consolidated EBITDA all subsequent cash expenditures made in the applicable period relating to non-cash non-recurring charges taken in a prior period) not in excess of ten percent (10%) of Consolidated EBITDA as of the end of the most recent fiscal quarter (excluding previous adjustments), (x) acquired in-process research and development expense, (y) all non-cash non-recurring charges for the expense of equity based compensation under GAAP and (z) charges relating to the step up in basis of acquired inventories. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Total Funded Debt on such day minus domestic cash on hand and Cash Equivalents of the Consolidated Group on such day in an amount not to exceed US$50 million to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day; provided that for purposes of calculating the Consolidated Total Leverage Ratio, Consolidated Total Funded Debt shall be deemed not to include the market value of the Serologicals Debentures to the extent of cash segregated for the redemption or repayment of the Serologicals Debentures (without duplication for cash and Cash Equivalents used as an off-set to Consolidated Total Funded Debt under clause (a) immediately above).

“Debt Rating” means ratings issued by the Ratings Services for the Loans and credit facilities under this Credit Agreement, or if no such rating is published, the issuer rating for the Company.

“Excluded Personal Property” means (a) in the case of personal property located in the United States, any personal property in respect of which perfection of a Lien is not either (i) governed by the UCC (such as motor vehicles) or (ii) effected by the filing of a notice of lien in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office, (b) any property that is the subject of Securitization Transaction permitted hereunder or any related property that is subject to the agreements relating thereto, (c) any property that is the subject of a Lien permitted under clause (h) of the definition of “Permitted Liens” (and any related property), if and to the extent that a grant of a security interest therein as contemplated by this Credit Agreement is prohibited or would result in the right to terminate, accelerate the indebtedness secured thereby, but only to the extent that any such provisions are not rendered ineffective under the UCC or other applicable Law, and (d) any permit, lease, license, contract or instrument, if and to the extent that a grant of a security interest therein as contemplated by this Credit Agreement or under applicable Law, is prohibited or would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially alter the Credit Party’s rights, titles and interests thereunder (whether upon the giving of notice, the lapse of time or both), but only to the extent that any such provisions are not rendered ineffective under the UCC or other applicable Law.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is owned directly by the Company or a Domestic Subsidiary of the Company.

“Material Foreign Subsidiary” means a wholly-owned Subsidiary that, on an unconsolidated basis including its Subsidiaries, has at least US$30 million in assets or generates at least US$20 million of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.

“Permitted Investments” means Investments that are (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (c) Investments consisting of Capital Stock, obligations, securities or other Property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (d) Investments made prior to the Closing Date and set forth in Schedule 8.07; (e) to the extent not prohibited by applicable Law, advances or loans to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed US$1 million in the aggregate at any time outstanding; (f) advances or loans to customers and suppliers in the ordinary course of business; (g) Investments existing on the Closing Date, by members of the Consolidated Group in other members of the Consolidated Group, (h) Investments by members of the Consolidated Group in and to other members of the Consolidated Group in an Approved Jurisdiction, (i) Investments by members of the Consolidated Group that are not located in an Approved Jurisdiction in and to other members of the Consolidated Group that are not located in an Approved Jurisdiction, (j) Investments by members of the Consolidated Group that are located in an Approved Jurisdiction in and to members of the Consolidated Group that are not located in an Approved Jurisdiction in an aggregate principal amount not to exceed US$130 million (on a cost or investment basis), (k) the Permitted Serologicals Acquisition and (l) other Investments; provided that when the Consolidated Total Leverage Ratio is greater than 2.5:1.0, then such other Investments shall be limited to an amount equal to the sum of $325 million plus fifty percent (50%) of cumulative net income from the Closing Date on a quarter-by-quarter basis. For purposes hereof, amounts paid or otherwise invested in connection with an Acquisition will be considered to be an “Investment” subject to the conditions and limitations set out herein.

“Revolving Termination Date” means June 6, 2011.

“Serologicals Debentures” means the 4.75% Convertible Senior Subordinated Debentures due 2033 issued by Serologicals and outstanding as of the date of the consummation of the Permitted Serologicals Acquisition and the Indebtedness represented thereby.

“Serologicals Restructuring Charges” has the meaning provided in the definition of Consolidated EBITDA.

3.2 In Section 1.01 (Definitions), the definition of “Permitted Liens” is amended by deleting the word “and” at the end of subsection (p) thereof, relabeling subsection (q) thereof as (t), and inserting the following text immediately after subsection (p):

(r) Liens required to be granted in connection with the Additional Notes as a result of the granting of Liens pursuant to Sections 7.13 and 7.14 of this Credit Agreement;

(s) Liens required to be granted in connection with the Company’s unsecured note due 2007 as a result of the granting of Liens pursuant to Sections 7.13 and 7.14 of this Agreement; and

3.3 In Section 7.11 (Additional Guarantors), subsection (a) is amended such that the text “; provided, however, that, prior to the date nine (9) months after the date on which the Permitted Serologicals Acquisition is consummated, none of Serologicals or any of its Subsidiaries shall be required to become a Guarantor (unless, at any time after the consummation of the Permitted Serologicals Acquisition, such entity provides a guarantee of other Indebtedness of any Person (other than guarantees in existence prior to the consummation of the Permitted Serologicals Acquisition), in which event such entity providing such guarantee also shall be required to become a Guarantor if such entity would, notwithstanding this proviso, be required to become a Guarantor hereunder)” is inserted immediately before the period at the end of such Section.

3.4 In Article VII (Affirmative Covenants), new Sections 7.13 and 7.14 are added to read as follows:

7.13 Additional Pledged Collateral. If at any time the Debt Rating is BB or worse by S&P (or unrated) and Ba2 or worse by Moody’s (or unrated), then the Company will promptly pledge and will cause the other Domestic Credit Parties to promptly pledge to the Collateral Agent the following:

(a) Domestic Subsidiaries. One hundred percent (100%) of the Capital Stock with ordinary voting power owned by such Domestic Credit Party to secure the Obligations pursuant to pledge agreements or pledge joinder agreements reasonably satisfactory to the Administrative Agent and the Required Lenders, together with original certificates evidencing the pledged interests and undated stock powers executed in blank, filings and other deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, in each case in scope, form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders.

(b) First-Tier Foreign Subsidiaries. Sixty-five percent (65%) of the Capital Stock with ordinary voting power in all First-Tier Foreign Subsidiaries owned by such Domestic Credit Party that are Material Foreign Subsidiaries to secure the Obligations pursuant to pledge agreements or pledge joinder agreements reasonably satisfactory to the Administrative Agent and the Required Lenders, together with original certificates evidencing the pledged interests and undated stock powers executed in blank, filings and other deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, in each case in scope, form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders.

(c) Remainder of First-Tier Foreign Subsidiaries and Material Foreign Subsidiaries. The remaining thirty-five percent (35%) of the Capital Stock with ordinary voting power in the First-Tier Foreign Subsidiaries pledged pursuant to subsection (b) above to secure the Obligations of the Foreign Credit Parties, together with one hundred percent (100%) of the Capital Stock with ordinary voting power in the Material Foreign Subsidiaries owned by the Foreign Credit Parties, to secure the Obligations of the Foreign Credit Parties pursuant to pledge agreements or pledge joinder agreements reasonably satisfactory to the Administrative Agent and the Required Lenders, together with original certificates evidencing the pledged interests and undated stock powers executed in blank, filings and other deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, in each case in scope, form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Required Lenders.

The foregoing pledge and security interests in this Section shall (a) be made only to the extent not prohibited by applicable law and (b) remain in force and effect until the Debt Rating is better than BB by S&P and Ba2 by Moody’s (or, (i) if one Ratings Service shall cease to be in the business of rating corporate debt obligations, then until the remaining rating is better than the level specified for the rating from the remaining Ratings Service in this clause (b) and (ii) if both Ratings Services shall cease to be in the business of rating corporate debt obligations, then until the Consolidated Total Leverage Ratio is less than or equal to 2.5:1.0), whereupon in any such case, the pledge and security interests shall be promptly released and any possessory collateral held by the Collateral Agent promptly returned to the appropriate parties.

7.14 Additional Personal and Real Property Collateral. If at any time the Debt Rating is BB- or worse by S&P (or unrated) and Ba3 or worse by Moody’s (or unrated), then the Company and the other Credit Parties will, subject to Section 1.10, promptly grant security interests to secure the Obligations in the following:

(a) Domestic Personal Property. A security interest in substantially all personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) of such Credit Party located in the United States and which may be perfected by filing financing statements under the UCC or by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office. The scope of the personal property covered by this subsection will not include Excluded Personal Property. In connection with any grant of security interest under this subsection, the Credit Parties will deliver to the Collateral Agent within thirty (30) days (with extensions as deemed necessary by the Collateral Agent) (i) a security agreement in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, executed in multiple counterparts, (ii) notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (iii) customary opinions of counsel, in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, (iv) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent as loss payee (if insurance is provided by a commercial insurer), and (v) such other filings and deliveries as may be necessary or appropriate as determined by the Collateral Agent in its reasonable discretion.

(b) Domestic Real Property. Mortgage, pledge and grant of security interest in all fee-owned real property of such Credit Party located in the United States with a fair market value in excess of US$5 million in any instance (or otherwise determined to be material in the reasonable judgment of the Administrative Agent and the Collateral Agent). Further, the Administrative Agent and Collateral Agent, in consultation with the Company, shall do an analysis of the relative benefits associated with the prospective mortgage lien and where, in their reasonable discretion, the Administrative Agent and the Collateral Agent shall make a determination, taking into account local mortgage recording tax issues, that the costs, circumstances and requirements under local law associated with the mortgage lien outweigh the relative benefits of the mortgage lien, then, in any such case, the mortgage will not be required. In connection with the mortgage, pledge or grant of a security interest under this subsection, the Credit Parties will deliver to the Collateral Agent within sixty (60) days (with extensions as deemed necessary by the Collateral Agent) (i) a mortgage, deed of trust, deed to secure debt or other similar instrument in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii) copies of recent ALTA surveys prepared by registered engineers or land surveyors for each mortgaged property, (iii) standard ALTA mortgagee policies insuring the priority of the mortgage instruments and copies of recorded documentation relating to any exceptions, (iv) copies of environmental reports and other material, non-privileged environmental documentation relating to the mortgaged properties, in each case in form and substance reasonably acceptable to the Collateral Agent, (v) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on the real property improvements showing the Collateral Agent as loss payee (if insurance is provided by a commercial issuer), and (vi) evidence of flood insurance on improvements on the mortgaged properties that are located in a flood hazard area, with such insurance identifying the Collateral Agent as sole loss payee.

(c) Foreign Personal Property. A security interest in all material personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) of such Credit Party located outside the United States with a fair market value in excess of US$5 million in any instance (or otherwise determined to be material in the reasonable discretion of the Administrative Agent and the Collateral Agent). The scope of the security interests will contain exceptions and qualifications reasonably acceptable to the Administrative Agent and Collateral Agent, and will not include Excluded Personal Property. Further, the Administrative Agent and Collateral Agent, in consultation with the Company, shall do an analysis of the relative benefits associated with the prospective pledge and where, in their reasonable discretion, the Administrative Agent and Collateral Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge outweigh the relative benefits of the pledge, then, in any such case, the pledge will not be required. In connection with the a grant of security interests under this subsection, the Credit Parties will deliver to the Collateral Agent within ninety (90) days (with extensions as deemed necessary by the Collateral Agent) (i) a security agreement in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii) filings and notices of grant of security interest in respect of such personal property as may be necessary or appropriate to perfect the subject interests and otherwise reasonably satisfactory to the Collateral Agent, (iii) such opinions of counsel as the Administrative Agent and the Collateral Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (iv) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent and loss payee (if insurance is provided by a commercial insurer), and (v) such other deliveries as may be customary, necessary or appropriate in the subject jurisdiction as determined by the Collateral Agent in its reasonable discretion.

The foregoing mortgage and security interests in this Section shall (a) be made only to the extent not prohibited by applicable law and (b) remain in force and effect until the Debt Rating is better than BB- by S&P and Ba3 by Moody’s (or, if one Ratings Service shall cease to be in the business of rating corporate debt obligations, then until the remaining rating is better than the level specified for the rating from the remaining Ratings Service in this clause (b) and (ii) if both Ratings Services shall cease to be in the business of rating corporate debt obligations, then until the Consolidated Total Leverage Ratio is less than or equal to 3.5:1.0), whereupon in any such case, the mortgage and security interests shall be promptly released and any possessory collateral held by the Collateral Agent promptly returned to the appropriate parties.

3.5 Section 8.01 (Indebtedness) is amended as follows:

(a) in subsection (b), (i) the text “Closing Date” is deleted and replaced with the text “first date on which any part of Amendment No. 1 and Consent to this Credit Agreement has become effective” and (ii) the text “, as amended as of such date” is inserted after the text “set forth on Schedule 8.01”;

(b) in clause (i) of the proviso to subsection (c), (i) the text “US$100 million” is deleted and replaced with the text “US$130 million”, and (ii) the text “(plus accrued interest and premium, if any)” is inserted immediately after the text “principal balance outstanding” in clause (iii);

(c) at the end of subsection (j), the “and” is deleted, subsection (k) is relabeled as (l) and a new subsection (k) is added to read as follows:

(k) the Serologicals Debentures; and

(d) in subsection (k) (relabeled as (l)), the text “US$100 million” is deleted and replaced with the text “US$130 million”; and

(e) a new paragraph is added at the end of the Section to read as follows:

Notwithstanding anything contained herein to the contrary, until such time as Serologicals shall become a Guarantor hereunder, neither Serologicals nor its Subsidiaries shall incur any additional Funded Debt (other than (i) purchase money Indebtedness in the ordinary course of business under subsection (c) above, (ii) debt from the Company or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed (A) the Serologicals Restructuring Changes less (B) Investments made pursuant to clause (i) of the last paragraph of Section 8.07 of this Credit Agreement and (iii) intercompany Indebtedness owing by and among Serologicals and its Subsidiaries under subsection (e) above).

3.6 Section 8.02 (Financial Covenants) is amended and restated in its entirety to read as follows:

8.02 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Total Leverage Ratio shall be not greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
June 30, 2006	5.25:1.0
September 30, 2006	5.00:1.0
December 31, 2006	4.75:1.0
March 31, 2007	4.50:1.0
June 30, 2007	4.25:1.0
September 30, 2007	3.75:1.0
December 31, 2007 and thereafter	3.50:1.0

(b) Consolidated Interest Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Interest Coverage Ratio shall be not less than 3.50:1.0.

3.7 In Section 8.05, (a) subsection (a) is amended such that (i) the text “enter into any transaction of” is replaced by the text “consummate any” in each place in which it appears, (ii) the text “be a party to a transaction of” is replaced by “consummate any” in each place in which it appears, (iii) the text “is a party to” is replaced by the text “consummates” in each place in which it appears and (iv) the text “enter into a transaction of” is replaced by the text “consummate a” in each place in which it appears and (b) a new paragraph is added at the end of such Section to read as follows:

Notwithstanding anything contained herein to the contrary, until such time as Serologicals shall become a Guarantor hereunder, neither Serologicals nor its Subsidiaries will enter into or consummate a merger or consolidation except with a member of the Consolidated Group or make any Acquisition whether or not otherwise constituting a Permitted Acquisition hereunder.

3.8 In Section 8.06 (Asset Dispositions), a new paragraph is added at the end of such Section to read as follows:

Any calculation made pursuant to this Section 8.06 for the fiscal year ending December 31, 2006, shall be made on a pro forma basis taking into account the Permitted Serologicals Acquisition.

3.9 In Section 8.07 (Investments), a new paragraph is added at the end of such Section to read as follows:

Notwithstanding anything contained herein to the contrary, until such time as Serologicals shall become a Guarantor hereunder, (x) members of the Consolidated Group (other than Serologicals and its Subsidiaries) will not make additional Investments in Serologicals and its Subsidiaries other than Investments in an amount not to exceed (i) the Serologicals Restructuring Charges less (ii) the amount of Indebtedness incurred pursuant to clause (ii) of the last paragraph of Section 8.01 of this Credit Agreement, and (y) Serologicals and its Subsidiaries will not make Investments in Persons outside the Consolidated Group.

3.10 In subsection (d) of Section 8.08 (Restricted Payments), the text “or the Serologicals Debentures” is inserted immediately after the text “the Serologicals Acquisition Debt”.

3.11 In Section 8.11 (Limitation on Restricted Actions), the text “and” immediately following the text “the subject of such financing” is deleted and replaced with the text “,” and the text “and (iv) the Serologicals Debentures” is inserted immediately before the period at the end of such Section.

4. Conditions Precedent.

4.1 Conditions to Effectiveness of Sections 1 and 2. Sections 1 and 2 of this Amendment shall become effective upon the satisfaction of the following conditions, in form and substance reasonably satisfactory to the Administrative Agent:

(a) receipt by the Administrative Agent of executed copies of the consent and direction to this Amendment from the Required Lenders; and

(b) receipt by the Administrative Agent of executed copies of the signature pages to this Amendment from the Company and the other Credit Parties.

The Administrative Agent will notify the Company and the Lenders when the conditions to the effectiveness of the consents in Section 1 and the amendment provisions of Section 2 of this Amendment have been met and will confirm that those provisions are effective. The provisions of Sections 1 and 2 shall not be effective until the Administrative Agent shall have given such confirmation.

4.2 Conditions to Effectiveness of Section 3. Section 3 of this Amendment shall become effective upon the satisfaction of the following conditions, in form and substance reasonably satisfactory to the Administrative Agent:

(a) receipt by the Administrative Agent of executed copies of the consent and direction to this Amendment from the Required Lenders, provided that the amended definition of “Revolving Termination Date” set forth in Section 3.1 of this Amendment shall become effective only upon receipt by the Administrative Agent of executed copies of the consent and direction to this Amendment from all the Lenders;

(b) receipt by the Administrative Agent of executed copies of the signature pages to this Amendment from the Company and the other Credit Parties;

(c) receipt of corporate resolutions, incumbency certificates, supporting corporate formation and organizational documentation and opinions of counsel reasonably satisfactory to the Administrative Agent;

(d) commercially reasonable efforts having been made to obtain Debt Ratings for the Loans and credit facilities under the Credit Agreement;

(e) evidence that the Acquisition has been consummated substantially in accordance with the terms of the Merger Agreement, with such amendments, modifications, supplements and waivers copies of which shall have been given to, and which are reasonably acceptable to, the Administrative Agent and the Lenders, it being understood that a copy of the Certificate of Merger certified by the Secretary of the State of Delaware shall be deemed sufficient evidence that the Acquisition has been consummated; and

(f) payment of all fees and expenses (including fees and expenses of counsel to the Administrative Agent) in connection with this Amendment.

The Administrative Agent will notify the Company and the Lenders when the conditions to the effectiveness of the amendment provisions of Section 3 of this Amendment have been met and will confirm that those provisions are effective. The provisions of Section 3 shall not be effective until the Administrative Agent shall have given such confirmation.

5. Representations and Warranties; Defaults. The Credit Parties affirm the following:

(a) all necessary action to authorize the execution, delivery and performance of this Amendment has been taken;

(b) after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the date hereof (except those which expressly relate to an earlier period); and

(c) before and after giving effect to this Amendment, no Default or Event of Default shall exist.

6. Guarantor Acknowledgment. Each Guarantor acknowledges and consents to all of the terms and conditions of this Amendment and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Credit Documents.

7. Full Force and Effect. Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Credit Documents (including schedules and exhibits thereto) shall remain in full force and effect.

8. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery by any party hereto of an executed counterpart of this Amendment by facsimile shall be effective as such party’s original executed counterpart.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

DOMESTIC BORROWER:	MILLIPORE CORPORATION,
a Massachusetts corporation

	By:	s/ Kathleen B. Allen
	Name:	Kathleen B. Allen
	Title:	Vice President and Chief Financial Officer

FOREIGN BORROWERS:	MILLIPORE IRELAND B.V.,
a limited liability company existing under the laws of the Netherlands

	By:	s/ Jeffrey Rudin
	Name:	Jeffrey Rudin
	Title:	Managing Director

MILLIPORE CORK,
an unlimited company existing under the laws of Ireland

	By:	s/ Jeffrey Rudin
	Name:	Jeffrey Rudin
	Title:	Director

MILLIPORE SAS,
a limited liability company existing under the laws of France

	By:	s/ Kathleen B. Allen
	Name:	Kathleen B. Allen
	Title:	By Power of Attorney

FOREIGN GUARANTORS:	MILLIPORE INTERNATIONAL HOLDING COMPANY B.V.,
a company existing under the laws of The Netherlands

	By:	s/ Kathleen B. Allen
	Name:	Kathleen B. Allen
	Title:	Director

MILLIPORE CORPORATION

AMENDMENT NO. 1 AND CONSENT

MILLILUX SARL,
a company existing under the laws of Luxembourg

By:	s/ Paul O’Connor
Name:	Paul O’Connor
Title:	Manager

MILLIPART SARL,
a company existing under the laws of Luxembourg

By:	s/ Paul O’Connor
Name:	Paul O’Connor
Title:	Manager

MILLIPORE CORPORATION

AMENDMENT NO. 1 AND CONSENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., for itself in its capacity as Administrative Agent and on behalf of the Required Lenders

	By:	s/ Kathleen M. Carry
	Name:	Kathleen M. Carry
	Title:	Vice President